EXHIBIT 10.2

SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

1. Purpose. This document sets forth the annual incentive plan applicable to employees of Eaton Corporation (the “Company”) who are executive officers of the Company, including those whose annual incentive compensation for any taxable year of the Company commencing on or after January 1, 2008 the Committee (hereafter defined) anticipates would not be deductible due to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). This plan is hereinafter referred to as the “Plan.”

The Plan is designed to promote the profitable growth of the Company by:

a. Providing rewards for achieving specified performance goals.

b. Recognizing corporate, business unit and individual performance and achievement.

c. Attracting, motivating and retaining superior executive talent.

2. Administration. The Plan shall be administered by the Compensation and Organization Committee of the Board of Directors (the “Board”), or by any other committee of the Board to whom this authority is delegated by the Board (the “Committee”). The Committee shall be comprised exclusively of three or more directors who are not employees and who are “outside directors” within the meaning of Section 162(m)(4)(C) of the Code. The Committee will approve the goals, participation, target bonus awards, actual bonus awards, timing of payment and other actions necessary to the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and participants and anyone claiming under or through any of them. The provisions of the Plan are intended to ensure that all awards granted hereunder to any individual who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) qualify for the Section 162(m) exception for performance-based compensation, and all awards and the Plan shall be interpreted and operated consistent with that intention.

3. Participation. The participant group will consist of the Chief Executive Officer and any Officer reporting directly to the Chief Executive Officer. An employee participating in the Plan shall not participate in the Company’s Executive Incentive Compensation Plan.

4. Establishment of Incentive Opportunities.

a. On or before March 30 of each year, the Committee shall establish in writing performance goals (the “Corporate Performance Goals”) to be used in determining an aggregate amount to be distributed under the Plan (the “Aggregate Incentive Opportunity”). The Aggregate Incentive Opportunity will be a dollar amount calculated by reference to specified levels of, growth in, or ratios involving, the Corporate Performance Goals, which may include any one or more of the following: the Company’s earnings per share, operating earnings per share, total return to shareholders, cash flow return, cash flow return on gross capital, net income, net income before tax, return on equity, or return on assets. The Corporate Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of any subsidiary, division, department, or region of, or function in, the Company. The Corporate Performance Goals may be made relative to the performance of other corporations.

b. On or before March 30 of each year, the Committee will establish in writing a percentage share of the Aggregate Incentive Opportunity to each participant (the “Individual Incentive Opportunity”). The sum of all Individual Incentive Opportunities will not exceed 100% of the Aggregate Incentive Opportunity. No participant will be assigned an Individual Incentive Opportunity greater than $7,500,000.

c. The method to determine the Aggregate and Individual Incentive Opportunities shall be stated in terms of objective formulas that preclude discretion to increase the amount of the award that would otherwise be due upon attainment of the goals. No provision of the Plan shall preclude the Committee from exercising negative discretion to reduce any award hereunder.

d. A participant’s Individual Incentive Opportunity in any year is the maximum amount that the participant may receive under the Plan in that year. Whether or not a participant will receive all or any portion of his or her Individual Incentive Opportunity will be based on the achievement of corporate and business unit financial and strategic objectives established for the year (which may be based on the

Corporate Performance Goals selected for the year, any of the other performance goals listed above) and on the achievement of individual goals (collectively, the “Individual Performance Goals”).

5. Award Determination.

a. At the end of each year, the Committee will determine the Aggregate Incentive Opportunity based on the results of the Corporate Performance Goals. The Committee will certify in writing whether and to what extent the goals have been achieved.

b. At the end of each calendar year, the Committee will assess each participant’s performance against the Individual Performance Goals established for each participant. Based on this assessment, the Committee will determine whether or not to award the entire Individual Incentive Opportunity or a lesser amount. In no event will the Individual Incentive Opportunity be greater than the portion of the Aggregate Incentive Opportunity allocated to the participant.

c. Awards shall be paid under the Plan for any year solely on account of the attainment of the performance goals established by the Committee for the entire year. Awards shall also be contingent on continued employment by the Company during the entire year. Exceptions to the requirement of continued employment will apply in the event of termination of employment by reason of death or disability (as determined by the Committee). In the event of termination of employment for these reasons, awards for any incomplete performance year shall be prorated for the amount of service by the participant during the performance year and shall be payable to the participant (or his or her estate) at the same time as awards for such performance year are paid to the other participants and shall be subject to the same requirements for achievement of the specified performance goals as apply to such other participants’ awards.

6. Bonus Payments. Awards under the Plan will be paid annually in cash not later than March 15 of the year following the performance year, provided that awards or portions thereof may be deferred under the Company’s Deferred Incentive Compensation Plan II. Awards granted under the Plan are subject to the Company’s policy, adopted by the Board, that provides that, if the Board determines that an executive engaged in any fraud, misconduct or other bad-faith action that, directly or indirectly, caused or partially caused the need for a material accounting restatement for any period as to which a performance-based award was paid or credited to the executive, the performance-based award is subject to reduction, cancellation or reimbursement at the discretion of the Board.

7. Shareholder Approval and Committee Certification Contingencies; Payment of Awards. Payment of any awards under the Plan shall be contingent upon the affirmative vote of the shareholders of at least a majority of the votes cast (including abstentions) at the annual meeting of the shareholders held in 2008. Unless and until such shareholder approval is obtained, no award shall be paid pursuant to the Plan. Subject to the provisions of Paragraph 5 above, payment of any award under the Plan shall also be contingent upon the Committee’s certifying in writing that the performance goals and any other material terms applicable to such award were in fact satisfied, in accordance with applicable regulations under Section 162(m) of the Code. Unless and until the Committee so certifies, such award shall not be paid. Unless the Committee provides otherwise, (a) earned awards shall be paid promptly following such certification, and (b) such payment shall be made in cash (subject to any payroll tax withholding the Company may determine applies).

To the extent necessary for purposes of Section 162(m) of the Code, the Plan shall be resubmitted to shareholders for their reapproval in 2013 with respect to awards payable for the tax year commencing on and after January 1, 2014.

8. If the Company’s shareholders do not approve the Plan, payments that would have been made pursuant to awards that were made contingent upon obtaining such approval will not be made. No provision of the Plan shall prevent the Committee from making any payments or granting any awards outside of the Plan whether or not such payments or awards qualify for tax deductibility under Section 162(m) of the Code.

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